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                                 United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 0-31643

                         TRANSATLANTIC PETROLEUM CORP.
             (Exact name of registrant as specified in its charter)

          340 - 12TH AVENUE S.W., SUITE 1550, CALGARY, ALBERTA T2R 1L5
                                 (403) 262-8556
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON SHARES, WITHOUT PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)   [ ]       Rule 12h-3(b)(1)(ii)   [ ]
                Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)    [ ]
                Rule 12g-4(a)(2)(i)   [X]       Rule 12h-3(b)(2)(ii)   [ ]
                Rule 12g-4(a)(2)(ii)  [ ]       Rule 15d-6             [ ]
                Rule 12h-3(b)(1)(i)   [ ]

        Approximate number of holders of record as of the certification or notice date: 330

        Pursuant to the requirements of the Securities Exchange Act of 1934, TransAtlantic Petroleum Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: July 23, 2001                   TRANSATLANTIC PETROLEUM CORP.


                                       By: /s/ John Fleming
                                          --------------------------------------
                                           John Fleming
                                           President and Chief Executive Officer